EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x262	(310) 208-2550
e-mail: jpellizzon@ceradyne.com	dmatsui@sha-ir.com

CERADYNE, INC. REPORTS 2004 THIRD QUARTER, NINE-MONTH RESULTS

Record-Level Results Continue

COSTA MESA, CA (October 28, 2004)–Ceradyne, Inc. (NASDAQ:CRDN) today reported financial results for the third quarter and nine months ended September 30, 2004, including record sales, record net income and record new orders.

Sales for the third quarter 2004 rose 108.3% to a record $56.3 million from $27.0 million in the third quarter of 2003. Net income for the third quarter 2004 increased to a record $7.3 million, or 44 cents per diluted share, compared to net income of $3.3 million, or 21 cents per diluted share, in the third quarter of 2003. Fully diluted average shares outstanding for the third quarter were 16,466,000 compared to 15,878,000 in the same period in 2003.

Third quarter 2004 results include a pre-tax foreign currency gain of $0.9 million, relating to a forward exchange contract for a portion of the purchase price of ESK Ceramics. This gain was substantially offset by pre-tax expenses of $0.8 million incurred in connection with the acquisition of ESK Ceramics, which related primarily to the amortization of the backlog and step up of the inventory that was acquired from ESK. Operations of ESK Ceramics have been consolidated since September 1, 2004, and contributed $8.7 million to third quarter 2004 sales.

Gross profit margin increased to 31.9% of net sales in the third quarter of 2004 from 30.2% of net sales in the third quarter of 2003. Without the expenses relating to the step up of ESK’s inventory and the backlog, the gross profit margin for the third quarter of 2004 would have been 33.4% of net sales.

The provision for income taxes was 38.7% in the third quarter 2004, compared to 35.0% in the third quarter 2003.

Sales for the nine months ended September 30, 2004 reached a record $132.2 million, up 93.5% from $68.3 million in the comparable period last year. Net income for the first nine months of 2004 increased to $18.8 million, or $1.15 per diluted share, on 16,328,000 shares, from $7.0 million, or 50 cents per diluted share, on 14,155,000 shares, for the nine-month period in 2003. Net income for the nine-months ended September 2004 was up 167.3% over the comparable period last year.

New bookings for the third quarter of 2004 reached a record $63.9 million, compared to $52.3 million for the same period last year. For the first nine months of 2004, new bookings increased 30.9% to a record $131.7 million, compared to $100.6 million for the comparable period last year.

Total backlog as of September 30, 2004 increased to a record $122.1 million (including $0.9 million of unexercised options) compared to total backlog at September 30, 2003 of $67.7 million (including $1.1 million of unexercised options).

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “The substantial increase in sales, net income, new orders and backlog is anticipated to lay the groundwork for a positive balance of 2004 and early 2005. Although much of the new business in the third quarter is for the Company’s lightweight ceramic body armor, we continue to implement a longer-range strategic plan intended to provide a more balanced product offering in the future.

“The single most important accomplishment towards this diversification goal was the recent acquisition of ESK Ceramics (ESK) in Kempten, Germany. While Ceradyne (USA) had over 65% of its sales in defense products, ESK (Germany) had less than 3% defense product shipments.”

Moskowitz further commented: “Ceradyne is also expanding its defense related capacity and products, particularly in the field of military vehicle armor systems, as well as state-of-the-art body armor. This effort includes a Washington, D.C. area office and soon to be announced Michigan vehicle prototype and engineering facility.

“The Company’s previously announced Lexington, Kentucky manufacturing plant expansion is moving forward with production of silicon nitride diesel engine components, as well as lightweight ceramic armor plates scheduled for later this year.

Ceradyne will host a conference call today at 8:00 a.m. PDT to discuss its 2004 third quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.Fulldisclosure.com. These web sites will also host an archive of the teleconference. A telephonic playback will also be available for 48 hours beginning at 11:00 a.m. PDT on October 28. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 1736771.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include the ability of Ceradyne to successfully integrate the Ceradyne and ESK business and achieve anticipated operating synergies, and fluctuations between the value of the dollar and Euro. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 as filed with the Securities and Exchange Commission.

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Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
NET SALES	$56,329	$27,043	$132,240	$68,331
Cost of product sales	38,373	18,870	89,238	48,947

GROSS PROFIT	17,956	8,173	43,002	19,384

Operating expenses:
Selling	2,064	627	3,572	1,707
General and administrative	3,698	1,984	9,028	5,489
Research and development	858	575	1,881	1,506

	6,620	3,186	14,481	8,702

INCOME FROM OPERATIONS	11,336	4,987	28,521	10,682
Other income (expense):
Other income	948	89	2,391	164
Interest expense	(382)	(4)	(382)	(32)

	566	85	2,009	132
INCOME BEFORE PROVISION FOR INCOME TAXES	11,902	5,072	30,530	10,814
Provision for income taxes	(4,608)	(1,775)	(11,742)	(3,785)

NET INCOME	$7,294	$3,297	$18,788	$7,029

Earnings per share, basic	$0.45	$0.21	$1.17	$0.51
Earnings per share, diluted	$0.44	$0.21	$1.15	$0.50

Avg. shares outstanding, basic	16,202	15,485	16,063	13,763
Avg. shares outstanding, diluted	16,466	15,878	16,328	14,155

Condensed Consolidated Balance Sheets (in thousands):

	September 30, 2004	December 31, 2003
Cash and Cash Equivalents	$3,100	$11,462
Short Term Investments	10,158	19,202
Other Current Assets	106,170	44,407
Net Property, Plant and Equipment	149,249	27,625
Other Assets	19,107	1,511

Total Assets	$287,784	$104,207

Current Liabilities	$53,797	$14,552
Long Term Debt	110,000	—
Deferred Tax Liability	3,418	2,878
Non Current Liabilities	8,598	—
Stockholders’ Equity	111,971	86,777

Total Liabilities and Stockholders’ Equity	$287,784	$104,207

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